EXHIBIT 11

                   ROBERTSON-CECO CORPORATION
   COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE (CONTINUED)
   -----------------------------------------------------------
               (Thousands, except per share amounts)
                           (Unaudited)


                                                     Three Months Ended
                                                          March 31
                                                   ----------------------
                                            1996         1995
                                          --------     --------
FULLY DILUTED:
 Fully diluted earnings (loss) from
   continuing operations . . . . . . . .               $ 3,262  $  1,178
 Income from discontinued operations . .      -          3,349
                                          -------     --------
   Total fully diluted earnings
    (loss) . . . . . . . . . . . . . . .  $ 3,262     $  4,527
                                          =======     ========

 Average number of shares of common
   stock outstanding . . . . . . . . . .   16,009       15,914
 Incremental shares to reflect
   dilutive effect of deferred
   compensation plan . . . . . . . . . .      123           62
                                          -------     --------
   Total shares. . . . . . . . . . . . .   16,132       15,976
                                          =======     ========

 Fully diluted earnings (loss) from
   continuing operations per common
   share . . . . . . . . . . . . . . . .  $   .20     $    .07
 Fully diluted income from
   discontinued operations . . . . . . .      -            .21
                                          -------     --------
   Fully diluted earnings (loss)
     per share . . . . . . . . . . . . .  $   .20     $    .28
                                          =======     ========